GT.COM Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. April 19, 2023 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: SIFCO Industries, Inc. File No. 1-5978 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of SIFCO Industries, Inc. dated April 19, 2023, and agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP 1375 E. 9th Street, Suite 1500 Cleveland, OH 44114 D +1 216 771 1400 F +1 216 771 1409